FT Intermediate, Inc.
650 California Street, Suite 2700 San Francisco, CA 94108
April 15, 2024
Michael Tannenbaum

Dear Michael:

FT Intermediate, Inc., a Delaware corporation (along with its subsidiaries, affiliates, successors or assigns, “Figure” or “Company”), is pleased to offer you employment. This employment letter agreement (this “Agreement”) memorializes the terms of your employment and your compensation arrangement with Figure.
1.Effective Date. The terms of this Agreement are effective as of your start date of April 22, 2024, or any later date that Figure may agree to pursuant to Section 11 below (the “Effective Date”). You will work remotely out of a home office and anticipated to also work out of the Company’s offices. By signing this Agreement, you confirm that you are under no contractual or other legal obligations that would prohibit you from performing your duties with Figure commencing on the Effective Date.
2.Term. Your employment with the Company under the terms and conditions of this Agreement shall commence on the Effective Date and shall continue during an initial term until the third anniversary of the Effective Date (the “Initial Term”) and automatically renew for successive one-year terms thereafter (the “Subsequent Term” and together with the Initial Term, the “Term”), in each case, until terminated in accordance with the terms and conditions of Section 10 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, you shall be employed on an “at-will” basis as set forth in Section 11, and your employment may be terminated by either party at any time, subject to the notice provisions contained herein that may apply with respect to termination of employment.

3.Job Title; Reporting; Duties. Your title will be Chief Executive Officer of the Company. You will report to the Company’s Board of Directors (the “Board”). During the Term, you shall (i) be a full-time employee of the Company, (ii) have such duties, responsibilities and authority as are reasonably prescribed by the Board, consistent with your position as Chief Executive Officer and (iii) devote all of your business time and best efforts to the performance of your duties to the Company and shall not engage in any other business, profession or occupation for compensation. Notwithstanding the foregoing, you may (w) continue to serve in those roles set forth on Exhibit D of the Confidentiality Agreement with the prior approval by the Board, (x) serve as a director or advisor of non-profit organizations without approval of the Board and as director or advisor of for profit companies (in addition to the roles set forth on Exhibit D of the Confidentiality Agreement) with the prior approval of the Board, (y) perform and participate in civic, charitable, educational, professional, community, industry affairs and other related activities, and (z) manage personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of your duties hereunder.

4.Board of Directors. Upon your employment with Figure, you will be designated as an Officer of the Company and will serve on Figure’s Board of Directors during your employment with the Company.

5.Compensation. Figure will pay you a salary at the rate of $375,000.00 per year (as in effect from time to time, the “Base Salary”), subject to deductions for taxes and other withholdings as required by law and based on benefits you elect and authorize for deduction purposes. You will be classified as exempt for purposes of applicable federal and state employment laws. You will be eligible for Base Salary increases on the same terms and conditions as apply to the Company’s similarly situated senior executives.
6.Bonus. You will be eligible to participate in Figure’s bonus plan (as in effect from time to time), which is based on an annual target of 100% of your Base Salary, (as in effect at the end of such fiscal year, the “Target Bonus”), with the ability for overachievement above the Target Bonus subject to approval by the Board. Your Target Bonus will be divided per quarter and may be earned each quarter. Bonuses are subject to Figure and individual quarterly performance. As part of your offer, for your first twelve (12) months of employment at the Company, you will be guaranteed a Target Bonus of no less than $375,000.00, minus applicable taxes, payable after each applicable quarter, subject to the Company’s customary payment schedule, with the guaranteed portion of the bonus paid according to the following schedule for each quarter starting with June 30, 2024: (1) $72,115.38, (2), $93,750.00, (3), $93.750.00, (4) $93,750.00 and (5) $21,634.62 plus any bonus owed after the first 22 days worked in April 2025 (such guaranteed bonus, the “First Year Guaranteed Bonus”). All subsequent payments of the Target Bonus are subject to the Company’s and your performance. In the event that your employment terminates under Section 10(b) prior to the end of a quarter, your Target Bonus shall be prorated based on the number of days worked for that quarter as set forth in Section 10(b)(iii).
7.Benefits and Expenses. You will be eligible to participate in company-sponsored benefits. Details on current offerings will be provided separately. In addition, you will be entitled to flexible time off per calendar year in accordance with Figure’s vacation policy, as in effect from time to time. The Company shall reimburse you for any expenses reasonably and necessarily incurred by you during your employment in furtherance of your duties hereunder, including travel, meals, and accommodations, upon submission by you of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.
8.Stock Options and Restricted Stock Units

a.You will be granted an option to purchase 4,587,350 of shares of Figure’s common stock (the “Option”). The exercise price per share of the Option is determined by the Board when the Option is granted and is based on the 409A valuation at the time of Board approval. The Option will be subject to the terms and conditions applicable to options granted under Figure’s 2018 Equity Incentive Plan or any successor plan, (the “Plan”), as described in the Plan and the applicable Figure Option Exercise Form that will be provided to you when the Option vests. During your employment at Figure, you will vest in 12/48ths of the Option after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.
b.You will also be granted 4,587,350 of Figure’s restricted stock units (the “RSUs”) subject to the terms and conditions of the relevant plan documents (the “RSU Plan,” and collectively with the Plan, the “Equity Plans”). During your employment at Figure, you will vest in 12/48ths of the RSUs after 12 months of continuous service, and the balance will vest in equal quarterly installments over the next 36 months of continuous service. All vesting for RSUs are subject to a liquidity event (e.g., an IPO or a sale of the Company) within seven years of the date of grant and your continued service on such date of such liquidity event.
9.Accelerated Vesting. The vesting of each award of RSUs and the Option is also subject to the terms of the Double-Trigger Amendment attached as Exhibit 3.

10.Termination of Employment. Your employment shall be terminated at the earliest to occur of the following: (i) the date on which the Company provides notice to you of termination for “Disability” (as defined in the Double-Trigger Amendment); (ii) the date of your death; (iii) the date on which your employment is terminated for “Cause” (as defined in the Double-Trigger Amendment); (iv) the date which is 30 days following the date on which the Company provides notice to you of termination without Cause; (v) the date which is 30 days following the date on which you provide notice to the Company of your voluntary resignation other than for “Good Reason” (as defined in the Double-Trigger Amendment); or (vi) the date on which your employment terminates due to your resignation for Good Reason.

a.For Cause; Resignation by You Other than for Good Reason; Death or Disability. If during the Term, your employment with the Company is terminated by the Company for Cause or as a result of your death or Disability or you resign your employment other than for Good Reason, you shall not be entitled to any further compensation or benefits other than, in each case if applicable as of the date of termination: (i) any accrued but unpaid Base Salary; (ii) reimbursement for any expenses properly incurred prior to the date of termination and reported by you in accordance with Section 7 hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least 10 business days after the date of termination; and (iii) vested employee benefits, if any, to which you may be entitled under the Company employee benefit plans described in Section 7 as of the date of termination and your rights with respect to your then outstanding equity awards pursuant to the terms of the Company’s Equity Plans (collectively, the “Accrued Rights”).

b.Termination by the Company without Cause or Resignation for Good Reason. If during the Term, your employment is terminated by the Company without Cause or you resign your employment for Good Reason, then you shall be entitled to receive the Accrued Rights, and if you execute a release in such form specified by the Company (the “Release”), then you shall receive the following:

i.An amount in cash equal to one time your Base Salary, as in effect immediately prior to the date of termination (without regard to any reduction resulting in Good Reason), which amount shall be payable on the first regularly scheduled payroll date of the Company that occurs on or following the 60th day after the date of your Separation (the “Severance Payment Date”);

ii.Payment of any earned but unpaid quarterly bonus with respect to the quarter prior to the quarter in which the termination occurs; provided that, in the event that such termination of employment occurs prior to the Company’s payment to you of the First Year Guaranteed Bonus in accordance with Section 6 of this Agreement, such amount in cash shall be equal to the unpaid guaranteed bonus that is remaining after the total bonus amounts already paid to you for any quarter during your first year of employment is deducted from $375,000.00, which amount shall be payable on the Severance Payment Date;

iii.In the event that such termination of employment occurs on or after your first year of employment, an amount in cash equal to the product of (A) $93,750.00 and (B) a fraction, the numerator of which is the number of days that you were employed during the quarter in which the date of termination occurs, and the denominator of which is the total number of days in such quarter (the “Pro-Rated Bonus”), payable on the Severance Payment Date;
iv.Provided that you timely elect to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for the 12 calendar months immediately following the end of the calendar month in which the date of termination occurs, the

Company shall pay a portion of the premiums so that your cost for coverage is commensurate with active employees; provided, that, if the Company determines that such payments would cause adverse tax consequences to the Company or you or otherwise not be permitted under the Company’s health and welfare plans or under law, the Company shall instead provide you with monthly cash payments during such 12 month period in an amount equal to the amount of the Company’s monthly contributions referenced above; provided, further, that such contributions shall cease to be effective as of the date that you obtain health and welfare benefits from a subsequent employer;

v.In the event that the Option or RSU has not been granted as of immediately prior to such termination, the Option and/or RSU will be granted to you not later than the time it would otherwise be granted under Section 8 above had your employment with the Company continued through such date; and

vi.Accelerated vesting of the portion of the Option and RSU such that the number of vested shares subject to the Option and RSU includes any and all shares that would have become vested had your employment continued through the first anniversary of the date of termination.
You must execute and return the Release on or before the date specified by the Company in such form (the “Release Deadline”). The Release Deadline will in no event be later than fifty-two (52) days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the payments described in Section 10(b). For purposes of this offer letter, “Separation” will mean a termination of employment (subject to the terms and conditions of Section 10).
11.Confidential Information, Invention Assignment. As a condition of your employment with Figure, you are required to sign Figure’s standard At-Will Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”), a copy of which is attached hereto for your reference as Exhibit 1. The Confidentiality Agreement will be signed by you as a part of this Agreement during your onboarding process.
12.Arbitration Agreement. As a condition of your employment with Figure, you agree to be bound by your and Figure’s Mutual Agreement to Arbitrate, referenced as Exhibit 2.

13.At-Will Employment Relationship. Your employment with Figure will be “at will,” meaning that either you or Figure may terminate your employment at any time and for any reason, with or without cause, and with or without notice. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and Figure on this matter. Although your job duties, title, compensation and benefits, as well as Figure’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chairman of the Board.
14.Tax Matters. You are encouraged to obtain your own tax advice regarding your compensation from Figure. You agree that Figure does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against Figure or its Board related to tax liabilities arising from your compensation.
(a)Section 409A. To the extent that any provision of this offer letter is ambiguous as to its exemption from or compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (“Section 409A”), the provision will be read in such a manner so that such payments hereunder are exempt from Section

409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this offer letter are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter. All (i) reimbursements and (ii) in-kind benefits provided hereunder shall be made or provided in accordance with the requirements of Section 409A , including, where applicable, the requirement that (w) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter); (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A, any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter during the six (6)-month period following your separation from service (as determined in accordance with Section 409A) shall, to the extent necessary to avoid the imposition of penalty taxes on you, be accumulated and paid to you on the first scheduled payroll date which is more than six (6) months following your separation from service (the “Delayed Payment Date”). If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.

(b)Section 280G. In the event that the payments or benefits provided for in this letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) but for this Section 14(b), would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this letter agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this Agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section 14(b) shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 14(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. With respect to any reduction required hereunder, reduction shall ccur in the following order: (i) reduction of payments of cash; and (ii) reduction in equity awards; and in each category reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A. Notwithstanding the foregoing, if appropriate, as determined at the Company’s sole discretion, the Company will undertake a “cleansing vote” of stockholders in accordance with Section 280G of the Code and the regulations promulgated thereunder to remove the potential liability for the excise tax under Section 4999 of the Code.
15.Legal Fees. The Company shall pay the aggregate amount of your reasonable attorneys’ fees, up to $15,000, in connection with the negotiation and preparation of this letter and any attachments, agreements, Exhibits and other documents referenced herein between you and the Company.
16.Outside Activities. While you render services to Figure, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Board other than as set forth in Section 3 of this Agreement and Exhibit D of the Confidentiality Agreement. In addition, while you render services to Figure, you will not assist any person or entity in competing with Figure, in preparing to compete with Figure or in hiring any employees or consultants of Figure.

17.Background Check. We are extending this offer contingent upon satisfactory completion of our routine background, consumer credit report, and reference check (collectively, the “Background Check”). Figure will complete the Background Check prior to the Effective Date. If the Background Check is not complete prior to April 19, 2024, Figure may postpone your start date or terminate this Agreement. More information and consent to the background check will be provided in a separate communication.

* * * * *

We hope that you will accept our offer to join Figure. You may indicate your agreement with these terms and accept this offer by signing and dating this Agreement.
This offer, if not accepted, will expire at the close of business on April 16, 2024. As required by law, your employment with Figure is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon acceptable Background Check results and you starting work with Figure on or before the Effective Date.

Kind Regards,

/s/ Doug Burns	4/15/2024
Douglas Burns, Chief People Officer

I have read and accept this employment offer:

/s/ Michael Tannenbaum	4/16/2024
NAME

Exhibit 1
FT INTERMEDIATE, INC
CONFIDENTIAL INFORMATION & INVENTION ASSIGNMENT AGREEMENT

As a condition of my employment with FT Intermediate, Inc., its subsidiaries, affiliates, successors or assigns (together, “Figure” or “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following provisions of this Confidential Information & Invention Assignment Agreement (this “Confidential Information Agreement”):

1.APPLICABILITY TO PAST ACTIVITIES

Figure and I acknowledge that I have been engaged to provide services by Figure for a period of time prior to the date of this Confidential Information Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of Company that would have been “Company Confidential Information” (as defined below) if I received access to such information during the period of my employment with Company under this Confidential Information Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “Invention” (as defined below) if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with Company under this Confidential Information Agreement; then any such information shall be deemed “Company Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this this Confidential Information Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this this Confidential Information Agreement.

2.CONFIDENTIALITY

A.Definition of Company Confidential Information. I understand that “Company Confidential Information” means information (including any and all combinations of individual items of information) that the Company has or will develop, acquire, create, compile, discover or own, that has value in or to the Company’s business which is not known to the general public and which the Company wishes to maintain as confidential. Company Confidential Information includes both information disclosed by the Company to me, and information developed or learned by me during the course of my employment with Company. Company Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of Company, whether or not such information is identified as Company Confidential Information. By example, and without limitation, Company Confidential Information includes any and all non-public information that relates to the actual or anticipated business and/or products, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, pricing information, profitability analyses, customer lists and customers (including, but not limited to, customers of the Company on which I called or with which I may become acquainted during the term of my employment), customer preferences, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Company Confidential Information shall not include any such information which I can establish (i) was publicly known or made generally available prior to the time of disclosure by Company to me; (ii) becomes publicly known or made generally available after disclosure by Company to me through no wrongful action or omission by me; or (iii) is in my rightful possession, without confidentiality obligations, at the time of disclosure by Company as shown by my then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. I understand that nothing in this this Confidential Information Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

B.Nonuse and Nondisclosure. I agree that during and after my employment with the Company, I will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential Information, and I will not (i) use the Company Confidential Information for any purpose whatsoever other than for the benefit of the Company in the course of my employment, or (ii) disclose the Company Confidential Information to any third party without the prior written authorization of the Board of Directors of the Company (the “Board”). Prior to disclosure when compelled by applicable law; I shall provide prior written notice to the Board (as applicable). I agree that I obtain no title to any Company Confidential Information, and that as between Company and myself, Figure retains all Company Confidential Information as the sole property of Figure. I understand that my unauthorized use or disclosure of Company Confidential Information during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. I understand that my obligations under this Section 3.B shall continue after termination of my employment. I understand that I am required to return all Company Confidential Information to Figure when my employment ends.

C.Former Employer Confidential Information. I agree that during my employment with the Company, I will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity with which I have an obligation to keep in confidence. I further agree that I will not bring onto the Company’s premises or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such third party unless disclosure to, and use by, the Company has been consented to in writing by such third party.

D.Third Party Information. I recognize that the Company has received and in the future will receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”) subject to a duty on the Company’s part to maintain the confidentiality of such Associated Third Party Confidential Information and to use it only for certain limited purposes. By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. I agree at all times during my employment with the Company and thereafter, that I owe the Company and its Associated Third Parties a duty to hold all such Associated Third Party Confidential Information in the strictest confidence, and not to use it or to disclose it to any person, firm, corporation, or other third party except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such Associated Third Parties. I further agree to comply with any and all Company policies and guidelines that may be adopted from time to time regarding Associated Third Parties and Associated Third Party Confidential Information. I understand that my unauthorized use or disclosure of Associated Third Party Confidential Information or violation of any Company policies during my employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company.

3.[RESERVED]

4.OWNERSHIP
A.Assignment of Inventions. As between the Company and myself, I agree that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by me, solely or in collaboration with others, during the period of time I am in the employ of the Company (including during my off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing, except as provided in Section 4.G below (collectively, “Inventions”), are the sole property of Figure. I also agree to promptly make full written disclosure to Figure of any Inventions, and to deliver and assign and hereby irrevocably assign fully to Figure all of my right, title and interest in and to Inventions. I agree that this assignment includes a present conveyance to Figure of ownership of Inventions that are not yet in existence. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty or other consideration will be due to me as a result of the Company’s efforts to commercialize or market any such Inventions.

B.Pre-Existing Materials. I will inform the Company in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by me or in which I have an interest prior to, or separate from, my employment with the Company, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit B) (“Prior Inventions”) into any Invention or otherwise utilizing any such Prior Invention in the course of my employment with the Company; and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. I will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Invention without Figure’s prior written permission. I have attached hereto as Exhibit A, a list describing all Prior Inventions. I agree to complete and provide Exhibit A to Figure’s Director of People on or before my first day of employment at Figure. If I fail to submit Exhibit A to Figure, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Confidential Information Agreement.

C.Moral Rights. Any assignment to Figure of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, I hereby waive and agree not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.

D.Maintenance of Records. I agree to keep and maintain adequate, current, accurate, and authentic written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. As between Company and myself, the records are and will be available to and remain the sole property of Figure at all times.

E.Further Assurances. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. I further agree that my obligations under this Section 4.E shall continue after the termination of this Confidential Information Agreement.

F.Attorney-in-Fact. I agree that, if the Company is unable because of my unavailability, mental or physical incapacity, or for any other reason to secure my signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Figure in Section 4.A, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any papers and oaths, and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by me. This power of attorney shall be deemed coupled with an interest, and shall be irrevocable.

G.Exception to Assignments. I UNDERSTAND THAT THE PROVISIONS OF THIS CONFIDENTIAL INFORMATION AGREEMENT REQUIRING ASSIGNMENT OF INVENTIONS (AS DEFINED UNDER SECTION 4.A ABOVE) TO FIGURE DO NOT APPLY TO ANY INVENTION THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT B). I WILL ADVISE FIGURE PROMPTLY IN WRITING OF ANY

INVENTIONS THAT I BELIEVE MEET THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND ARE NOT OTHERWISE DISCLOSED ON EXHIBIT A TO PERMIT A DETERMINATION OF OWNERSHIP BY THE COMPANY. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

5.CONFLICTING OBLIGATIONS

A.Current Obligations. Other than as set forth in Exhibit D, I agree that during the term of my employment with the Company, I will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will I engage in any other activities that conflict with my obligations to the Company.

B.Prior Relationships. Without limiting Section 5.A, I represent and warrant that I have no other agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Confidential Information Agreement, my obligations to the Company under this Confidential Information Agreement, or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices, and documents), I have returned all property and confidential information belonging to all prior employers (and/or other third parties I have performed services for in accordance with the terms of my applicable agreement) before my first day of employment with Figure. Moreover, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from my breach of my obligations under any agreement with a third party to which I am a party or obligation to which I am bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

6.RETURN OF COMPANY MATERIALS

A.Definition of Electronic Media Equipment and Electronic Media Systems. I understand that “Electronic Media Equipment” includes, but is not limited to, computers, external storage devices, thumb drives, handheld electronic devices, telephone equipment, and other electronic media devices. I understand that “Electronic Media Systems” includes, but is not limited to, computer servers, messaging and email systems or accounts, and web-based services (including cloud-based information storage accounts), whether provided for my use directly by the Company or by third-party providers on behalf of the Company.

B.Return of Company Property. I understand that anything that I created or worked on for the Company while working for the Company belongs solely to the Company and that I cannot remove, retain, or use such information without the Company’s express written permission. Accordingly, upon separation from employment with the Company or upon the Company’s request at any other time, I will immediately deliver to Figure and will not keep in my possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, all Company equipment including all Company Electronic Media Equipment, all tangible embodiments of the Inventions, all electronically stored information and passwords to access such property, Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any of the foregoing items, including, without limitation, those records maintained pursuant to Section 4.D.

C.Return of Company Information on Company Electronic Media Equipment. In connection with my obligation to return information to the Company, I agree that I will not copy, delete, or alter any information, including personal information voluntarily created or stored, contained upon my Company Electronic Media Equipment before I return the information to the Company.

D.Return of Company Information on Personal Electronic Media Equipment. In addition, if I have used any personal Electronic Media Equipment or personal Electronic Media Systems to create, receive, store, review, prepare or transmit any Company information, including but not limited to, Company

Confidential Information, I agree to make a prompt and reasonable search for such information in good faith, including reviewing any personal Electronic Media Equipment or personal Electronic Media Systems to locate such information and if I locate such information I agree to notify the Company of that fact and then provide the Company with a computer-useable copy of all such Company information from those equipment and systems; and I agree to cooperate reasonably with the Company to verify that the necessary copying is completed (including upon request providing a sworn declaration confirming the return of property and deletion of information), and, upon confirmation of compliance by the Company, I agree to delete and expunge all Company information.

E.No Expectation of Privacy in Company Property. I understand that I have no expectation of privacy in Company property, and I agree that any Company property situated on Company premises, or held by third-party providers for the benefit of the Company, is subject to inspection by Company personnel at any time with or without further notice. I also understand and agree that as it relates to the Company’s desire to protect its confidential and proprietary information, I have no expectation of privacy as to any personal Electronic Media Equipment or personal Electronic Media Systems that I have used for Company purposes. I further agree that the Company, at its sole discretion, may have access to such personal Electronic Media Equipment or personal Electronic Media Systems to retrieve, destroy, or ensure the permanent deletion of Company information from such equipment or systems. I also consent to an exit interview and an audit to confirm my compliance with this Section 6, and I will certify in writing that I have complied with the requirements of this Section 6.

7.NOTIFICATION OF NEW EMPLOYER
In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my obligations under this this Confidential Information Agreement.

8.NON-SOLICITATION OF EMPLOYEES USING COMPANY CONFIDENTIAL INFORMATION.
To the fullest extent permitted under applicable law, I agree that during my employment and for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, I will not use any Company Confidential Information in order to directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. I agree that nothing in this Section 8 shall affect my continuing obligations under this this Confidential Information Agreement during and after this twelve (12) month period, including, without limitation, my obligations under Section 3.

9.CONFLICT OF INTEREST GUIDELINES
I agree to diligently adhere to all policies of the Company, including the Company’s insider trading policies and the Company’s Conflict of Interest Guidelines. A copy of the Company’s current Conflict of Interest Guidelines is attached as Exhibit C hereto, but I understand that these Conflict of Interest Guidelines may be revised from time to time during my employment.

10.REPRESENTATIONS
Without limiting my obligations under Section 4.E above, I agree to execute any proper oath or verify any proper document required to carry out the terms of this Confidential Information Agreement. I represent and warrant that my performance of all the terms of this Confidential Information Agreement will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

11.AUDIT
I acknowledge that I have no reasonable expectation of privacy in any computer, handheld device, telephone, voicemail, email or other technology system that is used to conduct the business of the Company. All information, data, and messages created, received, sent, or stored in these systems are, at all times, the property of the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. I understand that I am not permitted to add any unlicensed, unauthorized, or non-compliant applications to the Company’s technology systems, including, without limitation, open source or free software not authorized by the Company, and that I shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or websites. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone, and technology systems to which I will have access in connection with my employment.

I am aware that the Company has or may acquire software and systems that are capable of monitoring and recording all Company network traffic to and from any computer, handheld device, telephone, voicemail, email or other technology system I may use to access the Company’s internal networks. The Company reserves the right to access, review, copy, and delete any of the information, data, or messages accessed through these systems with or without notice to me and/or in my absence. This includes, but is not limited to, all e-mail messages sent or received, all website visits, all chat sessions, all news group activity (including groups visited, messages read, and postings by me), and all file transfers into and out of the Company’s internal networks. The Company further reserves the right to retrieve previously deleted messages from e-mail or voicemail and monitor usage of the Internet, including websites visited and any information I have downloaded. In addition, the Company may review Internet and technology systems activity and analyze usage patterns, and may choose to publicize this data to assure that technology systems are devoted to legitimate business purposes.

12.MISCELLANEOUS

A.Governing Law; Consent to Personal Jurisdiction. This this Confidential Information Agreement (with the exception of the Arbitration Agreement attached as Exhibit 2 of the employment letter agreement) will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California.

B.Assignability. This Confidential Information Agreement will be binding upon my heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Confidential Information Agreement, except as may be expressly otherwise stated. Notwithstanding anything to the contrary herein, Figure may assign this Confidential Information Agreement and its rights and obligations under this Confidential Information Agreement to any successor to all or substantially all of Figure’ s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise.
C.Entire Agreement. This Confidential Information Agreement, together with the Exhibits herein and any executed written offer letter or employment agreement between me and the Company, to the extent such materials are not in conflict with this Confidential Information Agreement, sets forth the entire agreement and understanding between the Company and me with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between us, including, but not limited to, any representations made during my interview(s) or relocation negotiations. I represent and warrant that I am not relying on any statement or representation not contained in this Agreement. Any subsequent change or changes in my duties, salary, compensation, conditions or any other terms of my employment will not affect the validity or scope of this Confidential Information Agreement.

D.Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Confidential Information Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Confidential Information Agreement will continue in full force and effect.

E.Modification, Waiver. No modification of or amendment to this Confidential Information Agreement, nor any waiver of any rights under this Confidential Information Agreement, will be effective unless in a writing signed by the Chairman of the Board and me. Waiver by Figure of a breach of any provision of this Confidential Information Agreement will not operate as a waiver of any other or subsequent breach.

F.Survivorship. The rights and obligations of the parties to this Confidential Information Agreement will survive termination of my employment with the Company.

FT INTERMEDIATE, INC.

/s/ Doug Burns	4/15/2024
Douglas Burns, Chief People Officer

ACKNOWLEDGED AND AGREED:

/s/ Michael Tannenbaum	4/16/2024
NAME

EXHIBIT A TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
N/A	N/A	N/A

    No inventions or improvements
    Additional Sheets Attached

/s/ Michael Tannenbaum	4/16/2024
NAME

/s/ Doug Burns	4/16/2024
Douglas Burns, Chief People Officer

EXHIBIT B TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

FT INTERMEDIATE, INC. CONFLICT OF INTEREST GUIDELINES

It is the policy of the Company to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees, and independent contractors must avoid activities that are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations that must be avoided:

1.Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

2.Accepting or offering substantial gifts, excessive entertainment, favors, or payments that may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3.Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4.Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.Initiating or approving any form of personal or social harassment of employees.

6.Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7.Borrowing from or lending to employees, customers, or suppliers.

8.Acquiring real estate of interest to the Company.

9.Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.Unlawfully discussing prices, costs, customers, sales, or markets with competing companies or their employees.

11.Making any unlawful agreement with distributors with respect to prices.

12.Improperly using or authorizing the use of any inventions that are the subject of patent claims of any other person or entity.

13.Engaging in any conduct that is not in the best interest of the Company.
Each officer, employee, and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict of interest policy may result in discharge without warning. I understand that nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, as protected by applicable law.

EXHIBIT D TO CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Compensated Board of Directors positions:
i.Brex Inc.
ii.Cherry Technologies Inc.

Angel investor advisory positions, none with formal time requirements:
1.Altir Industries, Inc.
2.Arcana Analytics
3.Atlas Exploration, Inc.
4.Backpack Payment Technologies, Inc.
5.CarPutty Inc.
6.Honest Networks LLC
7.Lunchbox Technologies Inc.
8.Shelton AI, Inc.
9.Slope Tech Inc.
10.Tenet Energy Inc.
11.Vise Inc.

Exhibit 2

MUTUAL AGREEMENT TO ARBITRATE
I recognize that differences may arise between FT Intermediate, Inc. (collectively with its subsidiaries, affiliates, successors or assigns, “Figure” or the “Company”) and me during or following my employment with the Company. In consideration of my employment or my continued employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises, and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with the Company (including, without limitation, any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Mutual Agreement to Arbitrate (this “Arbitration Agreement”), shall be subject to binding arbitration Both parties agree that the Company is engaged in interstate commerce and that this Arbitration Agreement is enforceable under the Federal Arbitration Act, 9 U.S.C. §1 et seq. (the “FAA”). If the FAA is found not to apply, then this Arbitration Agreement is enforceable under the laws of the state in which I was assigned to work for Figure at the time I received this Arbitration Agreement. However, both parties agree that there will be no right to bring any dispute covered by this Arbitration Agreement as a class or collective action, as specified in Paragraph 3 below.

1.Parties: The Parties involved in this Agreement are Figure, its officers, directors, agents, employees, parents, subsidiaries, and affiliated, successors and assigned entities (collectively, “Figure”), and myself (“Employee”). Figure and Employee are collectively referred to herein as the Parties.

2.Claims Covered by this Agreement: To the extent authorized by law, the Parties mutually agree to the resolution by binding arbitration of all claims or causes of action that the Employee may have against Figure, or Figure against Employee (collectively "claims") arising out of the employment relationship or the termination of the employment relationship. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, gender, sexual harassment, or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability or sexual orientation); claims for wrongful termination in violation of public policy; claims for retaliation; and, claims for violation of any law, statute, regulation or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act of 1969, as amended, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment & Housing Act, the California Wage Orders and the California Labor Code (excepting only representative claims under PAGA), and the Fair Labor Standards Act. All claims for injunctive and/or other equitable relief shall be covered by this Agreement. However, the Parties retain the right to seek provisional injunctive relief in Court where appropriate to protect the Parties’ rights pending arbitration.

Nothing in this Agreement precludes Employee from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency such as the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the National Labor Relations Board or similar state agency. Nothing in this Arbitration Agreement alters any obligation or prerequisite to exhaust administrative remedies before asserting a claim in arbitration.

3.Claims Not Covered by the Agreement: This Agreement does not cover claims Employee may have for workers' compensation, unemployment compensation benefits, or any other claims found not subject to mandatory arbitration by governing law.

Additionally, Figure and Employee agree that, to the full extent permitted by law, neither the Employee nor Figure shall have a right to: (a) arbitrate any claim on a class, collective, or purported representative basis, on behalf of any of Figure’s workers, employees, applicants or other persons similarly situated; (b) join or consolidate in any arbitration claims brought by or against another worker, employee, applicant or Figure, unless agreed to in writing by all parties; (c) litigate any claims in court or to have a jury trial on any claims covered by this Agreement; and/or (d) participate as a member of any class of claimants in an action in a court of law pertaining to any claims encompassed by this Agreement. In no circumstance shall an arbitrator have authority to preside over any claim on a collective, representative, or class basis. No remedies that would otherwise be available to the Parties individually in a court of law are being forfeited under this Agreement.

In the event of a dispute between the parties that is determined to involve arbitrable claims and non-arbitrable claims, Figure and Employee agree that the arbitrable claims shall be resolved first in arbitration and the non-arbitrable claims stayed pending completion of the arbitration. Any gateway disputes regarding the enforceability of this Agreement or whether a particular claim is subject to this Agreement shall be resolved by a court of law.

4.Required Notice of All Claims: The party seeking to raise any claim(s) under this Agreement must file and serve a demand for arbitration describing the nature of the claims asserted and the facts upon which those claims are based, within the statute of limitations period applicable to the claim(s). The Parties may mutually agree to participate in mediation in an effort to resolve the dispute prior to arbitration. If the Parties agree to mediate prior to a demand for arbitration being filed, the Parties agree that the statute of limitations shall be tolled pending completion of the mediation.
Any Notice of Claim shall be provided to Figure at the following address:
Figure
Attn: Douglas Burns, Chief People Officer 650 California Street, Suite 2700
San Francisco, CA 94108

Any Notice of Claim shall be provided to Employee at the most updated address contained in Employee’s personnel file, unless otherwise designated by Employee.

5.Arbitration Procedures:

(a)Applicable Rules

Any arbitration under this Agreement shall be conducted pursuant to the Employment Arbitration Rules of JAMS (“JAMS Rules”). These Rules are available for review on JAMS’ website at www.jamsadr.com/rules-employment-arbitration. A copy will also be provided upon request to Human Resources. The arbitration shall take place at the JAMS office in the metropolitan area where the Employee works or worked for Figure, unless the Parties mutually agree to conduct the arbitration elsewhere. If there is any discrepancy between the JAMS Rules and this Agreement, this Agreement shall prevail.

(b)Selection of Neutral Arbitrator and Scope of Authority

The arbitrator shall be a neutral arbitrator, selected by the agreement of the parties, who has previous experience arbitrating California employment law disputes. If the parties cannot agree on a neutral arbitrator, Employee and Figure will use the strike and ranking method provided for under JAMS rules.

The interpretation and enforceability of this Agreement shall be governed by the Federal Arbitration Act. The arbitrator shall apply the applicable statute of limitations to all claims covered under this Agreement. The arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted that would otherwise be available in a court of law. Furthermore, the parties shall have the right to file dispositive motions such as motions for summary judgment or summary adjudication.

(c)Discovery

The Parties agree that reasonable discovery is essential to the just resolution of any claims which may be covered by this Agreement. Accordingly, nothing in this Agreement or in the JAMS Rules shall be interpreted to limit the Parties' rights to reasonable discovery. Rather, reasonable discovery shall be allowed that is sufficient to ensure the adequate arbitration of any claims covered by this Agreement. Generally, the Parties agree that reasonable discovery means up to three depositions per side, one set of requests for production of documents with up to 35 requests, and one set of interrogatories with up to 25 requests. In the event that the Parties believe this scope of discovery is inadequate, the Parties shall meet and confer and try to reach agreement on the scope of discovery and the arbitrator shall have discretion to resolve any disagreement concerning the scope of discovery and to allow discovery determined by the arbitrator to be reasonably necessary to the just resolution of the dispute considering the streamlined nature and purpose of arbitration.

(d)Written Opinion and Award

The neutral arbitrator shall issue a written opinion and award, which shall be signed and dated. The arbitrator's decision regarding the claims shall be final and binding upon the Parties. The arbitrator's award shall be enforceable in any court having proper jurisdiction. The Parties' appeal rights are governed by the Federal Arbitration Act and, where applicable, the California Arbitration Act.

(e)Arbitration Fees and Costs
Employee will be required to pay a reasonable cost to initiate the arbitration equal to what Employee would be charged as a first appearance fee in state court in the county where the Employee works/worked for Figure. Figure shall pay all fees and costs that are unique to the arbitration process, including the arbitrator's fees. The arbitration hearing is not required to be stenographically recorded, but may be at the option of a party. The party requesting the arbitration hearing to be stenographically recorded is responsible for paying for the court reporter's service.

Each party may be represented by an attorney in the arbitration. Except as set forth above, each party shall pay its own attorneys' fees and costs. If, however, any party prevails on a statutory claim that affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for attorneys' fees and costs, the arbitrator may award reasonable fees and costs to the prevailing party in accordance with applicable law.

6.Entire Agreement: This is the complete agreement of the Parties on the subject of arbitration of disputes (except for any arbitration agreement that may exist in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any promises, oral or written, on the subject of the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. Once executed, this Agreement constitutes a binding contract between the Parties. Figure retains the right to amend, modify, or terminate this Agreement, subject to an implied covenant of good faith and fair dealing. At least 30 days’ advance written notice of any amendment, modification, or termination shall be provided to current employees, and no such amendment, modification, or termination shall apply to disputes of which Figure has knowledge prior to the amendment, modification, or termination.

7.Construction of Agreement: If any provision of this Agreement is adjudged to be void, or otherwise unenforceable, in whole or in part, such a decision shall not affect the validity of the remainder of this Agreement. In such a case, any invalid provision shall be severed and the remainder of the Agreement enforced and/or reformed to the extent necessary to be enforceable and to ensure that the resolution of any and all conflicts between the Parties be resolved by neutral, binding arbitration. However, in no event shall the arbitrator have authority to preside over any claims brought on a class, collective, or representative basis.

8.Waiver of Trial By Jury: The Parties understand and fully agree that by entering into this Agreement providing for binding arbitration, they are giving up their constitutional right to have a trial by jury as to claims covered by this Agreement, and are giving up their normal rights of appeal following the rendering of a decision except to the extent that the Federal Arbitration Act or other applicable law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering this Agreement they will gain the benefits of a speedy, impartial dispute resolution procedure.

9.Not an Employment Contract: This Agreement is not, and shall not be construed to create, a separate contract of employment, express or implied, nor shall this Agreement be construed in any way to change the relationship between Figure and Employee from that of at-will employment.

FT INTERMEDIATE, INC.

/s/ Doug Burns	4/16/2024
Douglas Burns, Chief People Officer

ACKNOWLEDGED AND AGREED:

/s/ Michael Tannenbaum	4/16/2024
NAME